Exhibit Fee Table

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

Bluerock Residential Growth REIT, Inc.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$793,676,916.25	.0000927	$73,573.85
Fees Previously Paid	–		–
Total Transaction Valuation	$793,676,916.25
Total Fees Due for Filing			$73,573.85
Total Fees Previously Paid			–
Total Fee Offsets			–
Net Fee Due			$73,573.85

(i)	Title of each class of securities to which transaction applies:

Class A Common Stock, $0.01 par value per share, of the Registrant (“Class A Common Stock”)

Class C Common Stock, $0.01 par value per share, of the Registrant (“Class C Common Stock”)

Warrants to Purchase Shares of Class A Common Stock (“Company Warrants”)

(ii)	Aggregate number of securities to which transaction applies:

28,073,166 shares of Class A Common Stock (including shares subject to restricted stock awards)

3,521,360 shares of Class A Common Stock subject to issuance upon the exercise of Company Warrants,

1,057,816 shares of Class A Common Stock subject to issuance upon redemption of common units in Bluerock Residential Holdings, L.P. (other than common units that the holder thereof has committed not to redeem prior to the effective time of the merger described in this proxy statement pursuant to binding agreements with the Registrant and Bluerock Residential Holdings, L.P.) (such units, “redeemable units”)

76,603 shares of Class C Common Stock

(iii)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the product of (i) 28,073,166 shares of common stock (including 126,489 shares of Class A Common Stock subject to restricted stock awards, 3,521,360 shares of Class A Common Stock subject to issuance upon the exercise of Company Warrants, 1,057,816 shares of Class A Common Stock subject to issuance upon redemption of redeemable units and 76,603 shares of Class C Common Stock) that are exchangeable for cash in the merger and (ii) the merger consideration of $24.25.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		–	–	–		–
Fee Offset Sources	–	–	–		–		–